Exhibit 4.62

ECONOMIC INTEREST TRANSFER AGREEMENT

This Economic Interest Transfer Agreement (the “Agreement”) is entered into by and among the parties below as of April 23, 2021 in Shenzhen, the People’s Republic of China (“China” or the “PRC”):

(1)                                Zhou Pengwu (the “Transferor”), a Chinese citizen with the Identification No.: 360302195410010513;

(2)                                Shenzhen Pengai Hospital Investment Management Co., Ltd. (the “Transferee”), a limited liability company incorporated and existing under the PRC laws, with the address at South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen; and

(3)                                Jiangsu Liangyan Hospital Management Co., Ltd. (the “Company”), a limited liability company incorporated and existing under the PRC laws, with the address at Room 201-3, 2nd floor, building 2, 157 zhuangpai Road, Jiangning Development Zone, Nanjing City, Jiangsu Province.

Each of the Transferor, the Transferee and the Company shall be referred to as a “Party” respectively, and shall be referred to as the “Parties” collectively.

Whereas:

1.              The Transferor, as of the date hereof, holds 25% of equity interests of the Company, representing RMB125,000 in the registered capital of the Company (the “Target Equity Interest”);

2.              The Transferor and the Transferee have entered into a Loan Agreement on ______, 2020 (the “Loan Agreement”), according to which the Transferee shall provide a loan in the amount of RMB125,000 to the Transferor (the “Loan”).

3.              For the purpose of repayment of the Loan, the Transferor intends to transfer the economic interest in relation to the Target Equity Interest currently held and hereafter acquired by the Transferor (the “Economic Interest”) to the Transferee, and the Transferee agrees to accept such transfer.

After friendly consultation, the Parties agree as follows:

1.                  Transfer of Economic Interest

1.1                     Subject to the terms and conditions contained herein, the Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept from the Transferor, all of the Economic Interest of the Target Equity Interest.

1.2                     The Transferor and the Transferee hereby agree and acknowledge that, upon the execution of this Agreement, the repayment of the Loan by the Transferor under the Loan Agreement, is deemed as fulfilled and satisfied.

1.3                     For the avoidance of doubt, the Parties hereby confirm that the Economic Interest hereunder refers to the economic interest in relation to the Target Equity Interest currently held and hereafter acquired by the Transferor, including but not limited to:

(1)                                 incomes arising from the disposal of the Target Equity Interest (including derivative equity interest of the Target Equity Interest, the same below) under any circumstance;

(2)                                 dividends and bonus obtained on the basis of the Target Equity Interest under any circumstance;

(3)                                 residual assets and other economic profits allocated after the liquidation of the Company;

(4)                                 any other cash income, property and economic benefit arising from the Target Equity Interest.

1.4                     Since the effective date hereof, in case the shareholding held by the Transferor increases and the Transferor pay no consideration, the Economic Interest of the increased portion shall automatically be transferred to the Transferee, and the Transferee has no obligation to pay any consideration to the Transferor.

1.5                     The Company shall pay directly any economic interest generated from the Target Equity Interest to the Transferee.

2.                  Representations and Warranties of the Transferor and the Company

2.1                     As of the date of this Agreement, the Transferor and the Company hereby severally represent and warrant to the Transferee that:

2.1.1                    The Company is a limited liability company duly organized and validly existing under the PRC laws;

2.1.2                    The Transferor is the sole legal owner of the Target Equity Interest;

2.1.3                    The Transferee shall have the right to dispose of and transfer the Economic Interest of the Target Equity Interest in accordance with the provisions set forth in this Agreement;

2.1.4                    Except for the pledge under the Equity Interest Pledge Agreement entered into by and among the Parties on ____________, 2020, no other security interest or encumbrance on the Target Equity Interest;

2.1.5                    They have the power, capacity and authority to execute and deliver this Agreement and to perform their obligations hereunder.  This Agreement, when executed, will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

2.1.6                    The Transferor and the Company have obtained any and all approvals and consents from applicable government authorities and third parties (if required) for execution, delivery and performance of this Agreement; and

2.1.7                    The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with the Company’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

2.2                     The Transferee hereby makes the following representations and warranties to the Transferor:

2.2.1                    The Transferee is a corporation duly organized and legally existing in accordance with the PRC laws;

2.2.2                    The Transferee has the power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement, when executed, will constitute its legal, valid and binding obligations and shall be enforceable against it in accordance with the provisions thereof;

2.2.3                    The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with the its articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

3.                  Covenants of the Transferor and the Company

3.1                 During the term of this Agreement, the Transferor and the Company hereby jointly and severally covenant to the Transferee:

3.1.1                     The Transferor shall not transfer the Target Equity Interest, place or permit the existence of any security interest or other encumbrance on the Target Equity Interest or any portion thereof, without the prior written consent of the Transferee, except for the performance of the Transaction Documents (as defined below); the Company shall not assent to or assist in the aforesaid behaviors.  For the purpose of this Agreement, the “Transaction Documents” shall refer to the Loan Agreement executed by and between the Transferee and the Transferor on______________ , 2020, the Exclusive Option Agreement executed by and among the Transferor, the Company and the Transferee on ______________ , 2020, the Economic Interest Transfer Agreement executed by and among the Transferor, the Company and the Transferee on ______________ , 2020, and the Power of Attorney issued by the Transferor on______________ , 2020 and any modification, amendment and/or restatement to the aforementioned documents;

3.1.2                     The Transferor and the Company shall comply with the provisions of all laws and regulations applicable to the transfer of Economic Interest, and within five (5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Economic Interest, shall present the aforementioned notice, order or recommendation to the Transferee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Transferee’s reasonable request or upon consent of the Transferee;

3.1.3                     The Transferor shall not conduct or allow any activities or actions that would adversely affect the Transferee’s rights related to the Contract Obligations or the Target Equity Interest.  The Transferor and the Company shall promptly notify the Transferee of any event or notice received by the Transferor that may have an impact on the Target Equity Interest or any portion thereof, as well as any event or notice received by the Transferor that may have an impact on any guarantees and other obligations of the Transferor arising out of this Agreement;

3.1.4                     The Company shall complete the registration procedures for extension of the term of operation within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

3.2                 The Transferor agrees that the rights acquired by the Transferee in accordance with this Agreement with respect to the Economic Interest shall not be interrupted or harmed by the Transferor, any heirs or representatives of the Transferor or any other persons through any legal proceedings.

3.3                 The Transferor and the Company shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, performing the obligations hereunder and thereunder, and refraining from any action or omission that may affect the effectiveness and enforceability thereof.  Any remaining rights of the Transferor with respect to the Target Equity Interest pledged hereunder shall not be exercised by the Transferor except for instructed by the Transferee in writing.

3.4                 The Transferor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure of or partial performance of its guarantees, promises, agreements, representations and conditions, the Transferor is deemed in breach of this Agreement and shall indemnify the Transferee for all losses resulting therefrom.

4.                  Effective Date and Term

4.1                     This Agreement shall become effective upon execution by the Parties, and remain effective until all of the Target Equity Interest held by the Transferor have been transferred or assigned to the Transferee and/or any other person designated by the Transferee in accordance with Transaction Documents.

4.2                     Within the term of this Agreement, the Transferee may at its sole discretion decide to unconditionally terminate this Agreement by issuing a written notice to the Transferor in advance and bears no liability.  Unless otherwise provided for by any mandatory provision of PRC laws, neither the Transferor nor the Company is entitled to terminate this Agreement unilaterally.

5.                  Governing Law and Resolution of Disputes

5.1                     Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

5.2                     Methods of Resolution of Disputes

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  In the event the Parties fail to settle the dispute through negotiations, such dispute shall be submitted to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration, in accordance with its arbitration rules and procedures in effect at the time.  The arbitration shall be conducted in Shenzhen.  The arbitration award shall be final and binding on all Parties.

5.3                     To the extent permitted by PRC laws and where appropriate, the arbitration tribunal may grant any remedies in accordance with the provisions of this Agreement and applicable PRC laws, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of the Company and awards directing the Company to conduct liquidation.  To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration.  Without violating the applicable governing laws, the Parties agree that the courts of Hong Kong, Cayman Islands, China and the place where the principal assets of the Company are located shall all be deemed to have competent jurisdiction.

5.4                     Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

6.                  Taxes and Fees

Unless as otherwise agreed in this Agreement, each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement, as well as the consummation of the transactions contemplated under this Agreement.

7.                      Notices

7.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1                    Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices;

7.1.2                    Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2                     For the purpose of notices, the addresses of the Parties are as follows:

The Transferee: Shenzhen Pengai Hospital Investment Management Co., Ltd.

Address:                 South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Attn:                                    Zeng Junming

Phone:                          +86 (0755) 2559 8065

The Transferor: Zhou Pengwu

Address:                 South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Phone:                          +86 (0755) 2559 8065

The Company: Jiangsu Liangyan Hospital Management Co., Ltd.

Address:                 Room 201-3, 2nd floor, building 2, 157 zhuangpai Road, Jiangning Development Zone, Nanjing City, Jiangsu Province

Phone:                          +86 (0755) 2559 8065

7.3                     Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

8.                  Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

9.                  Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.           Breach of Agreement

If the Transferor or the Company conducts any material breach of any term of this Agreement, the Transferee shall have right to terminate this Agreement and/or require the Transferor or the Company to compensate all damages; this Section 10 shall not prejudice any other rights of the Transferee herein.

11.           Miscellaneous

11.1                        Amendment, Change and Supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2                        Entire Agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3                        Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4                        Language

This Agreement is written in both Chinese and English in three copies, each Party having one copy.  In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

11.5                        Severability

In the event that one or several of the provisions of this Agreement is/are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that, to the greatest extent permitted by law, accomplish the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6                        Assignment

Without the Transferee’s prior written consent, the Transferor and the Company shall not assign their respective rights and obligations under this Agreement to any third party.  The Transferor and the Company hereby agree that the Transferee may assign its rights and obligations under this Agreement to any third party.  In case of such assignment, the Transferee is only required to give written notice to the Transferor and the Company and does not need any consent from the Transferor or the Company for such assignment.

11.7                        Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors and the permitted assignees of the Parties.

11.8                        Survival

11.8.1.           Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.8.2.           The provisions of Sections 5, 7, 8, 10 and this Section 11.8 shall survive the termination of this Agreement.

11.9                        Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties.  No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Economic Interest Transfer Agreement as of the date first above written.

Transferor: Zhou Pengwu

By:	/s/ Zhou Pengwu

签字页/Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Economic Interest Transfer Agreement as of the date first above written.

Transferee: Shenzhen Pengai Hospital Investment Management Co., Ltd. (seal)

By:	/s/ Xu Zhijun
Name:	Xu Zhijun
Title:	Legal Representative

签字页/Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Economic Interest Transfer Agreement as of the date first above written.

Company: Jiangsu Liangyan Hospital Management Co., Ltd. (seal)

By:	/s/ Liu Jing
Name:	Liu Jing
Title:	Legal Representative

签字页/Signature Page